Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES $20MM ACCELERATED SHARE REPURCHASE

Newport Beach, CA – August 23, 2022 – American Vanguard Corporation (NYSE: AVD) today announced that it has entered into an accelerated share repurchase (“ASR”) plan under the terms of which it will repurchase $20 million worth of its common stock. This will be in addition to its existing 10b5-1 repurchase plan dated March 14, 2022.

Chairman and CEO, Eric G. Wintemute, commented, “We started off the year strongly and, until the day of our last earnings call, our share price had been appreciating accordingly. However, the publication of erroneous financial information by both Bloomberg and SeekingAlpha on the morning of our Q2 2022 earnings call touched off selling activity that has severely undercut our share value. In fact, as I remarked last week, we are poised to achieve the highest full-year EBITDA in our company’s history. In addition, we continue to enjoy a strong balance sheet and ample borrowing capacity. Within this context, our board of directors and management strongly believe that these are ideal conditions for an accelerated share repurchase. By entering into an ASR, we are reaffirming our confidence in both the company’s prospects and the value of its common stock while, at the same time, making an investment that is immediately accretive to our stockholders.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	the Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
williamk@amvac.com	Lena Cati
(949) 375-6931	Lcati@equityny.com
(212) 836-9611